Exhibit 2.18

BRASIL TELECOM S.A.

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33.30029520-8

PUBLICLY-HELD COMPANY

MINUTES OF THE MEETING OF THE FISCAL COUNCIL,

HELD ON JANUARY 18, 2012

I. DATE, TIME AND PLACE: January 18, 2012, at 10:00 a.m., at Rua Humberto de Campos, No. 425 – 8th floor, Leblon, in the City and State of Rio de Janeiro.

II. CALL NOTICE: Individual messages were sent to the Members of the Council on January 6, 2012.

III. QUORUM AND ATTENDANCE: All of the Members of the Council were in attendance. Also in attendance were representatives of the Company, Alex Waldemar Zornig, Sergio José Aguiar Teixeira Junior and Daniella Geszikter Ventura. Also in attendance was a representative of Apsis Consultoria Empresarial Ltda. (Antonio Nicolau) and representatives of the independent auditor (Marco Antonio Brandão Simurro, Marcelo Salvador and Otavio Ramos Pereira).

IV. CHAIR: Chairman – Allan Kardec de Melo Ferreira, and Secretary - Daniella Geszikter Ventura.

V. AGENDA AND RESOLUTIONS: The meeting having been established and initiated, the Members of the Council elected Daniella Geszikter Ventura as secretary of the meeting. The Chairman of the Council, Allan Kardec de Melo Ferreira, gave the floor to Alex Waldemar Zornig, who clarified that, with respect to the only item of the Agenda, in the analysis of the documentation prepared for the purpose of registering the Corporate Reorganization involving the Tele Norte Leste Participações S.A. (“TNL”), Telemar Norte Leste S.A. (“TMAR”), Coari Participações S.A. (“Coari”) and the Company, the U.S. Securities and Exchange Commission returned comments regarding the method of accounting the gain arising from the acquisition of the Company shown in its unaudited pro-forma financial statements, on the reference date of June 30, 2011, which resulted in adjustments to the pro-forma book value Valuation Report of Coari and the Valuation Report of Net Equity at Market Prices of Coari and the Company, as well as to the pro-forma book value Valuation Report of TNL and the Valuation Report of Net Equity at Market Prices of TNL and the Company.

After examining the information and material submitted, and with the abstention of Council Member Marcos Duarte recorded, the Members of the Council in attendance unanimously:

(i)	expressed a favorable opinion on new book value and net equity at market prices reports referring to the Mergers of Coari and TNL, prepared by Apsis Consultoria Empresarial Ltda., located at Rua São José, 90 – group 1,802, in the City and State of Rio de Janeiro, enrolled with the Corporate Taxpayers’ Registry under No. 27.281.922/0001-70 (“Apsis”);

(ii)	expressed a favorable opinion on the following documents, including all of their amendments and changes therein, (i) First Amendment to the Protocol of Merger and Instrument of Justification between Brasil Telecom S.A. and Coari Participações S.A.; and (ii) First Amendment to the Protocol of Merger and Instrument of Justification between Brasil Telecom S.A. and Tele Norte Leste Participações S.A.; with the ratification of all the other terms of the original protocols unaltered by the referred to amendments herein approved. Copies of the Amendments to the Protocols and Justifications approved herein are attached to the minutes of this Meeting; and

(iii)	without prejudice to the participation of the other members of the Fiscal Council who so desire, the Members of the Council unanimously approved the nomination of Allan Kardec de Melo Ferreira and Leopoldo Schneider to attend the meeting of the Board of Directors to be carried out on this date, as well as the nomination Allan Kardec de Melo Ferreira to attend the General Extraordinary Shareholders’ Meeting to deal with the matter herein discussed, to be held on a date yet to be determined.

VI. CLOSING: With nothing further to discuss, the Chairman adjourned the Meeting and these minutes were drafted, read and approved and signed by Council Members in attendance and by the Secretary of the Meeting: Allan Kardec de Melo Ferreira – Chairman of the Meeting and of the Fiscal Council; Sidnei Nunes; Eder Carvalho Magalhães; Leopoldo Henrique Krieger Schneider; Marcos Duarte Santos; and Daniella Geszikter Ventura – Secretary of the Meeting.

I certify that this is an accurate copy of the minutes recorded in the Company’s own books.

Rio de Janeiro, January 18, 2012.

Daniella Geszikter Ventura

Secretary

BRASIL TELECOM S.A.

Meeting of the Fiscal Council

Held on January 18, 2012